EXHIBIT 11.3

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - BASIC
(in thousands of dollars and shares except per share amounts)
Sixteen Weeks Ended Nov. 11, 2000 and Nov. 13, 1999
                                          Sixteen Weeks Ended
                                         ----------------------
                                          Nov. 11,    Nov. 13,
                                            2000        1999
                                         ---------    ---------
Basic:
  Net earnings (loss) applicable to
    common shares:
      From continuing operations         $  2,955     $ (2,663)
      From discontinued operations         (3,297)        (680)
                                         ---------    ---------
        Net loss                         $   (342)    $ (3,343)
                                         =========    =========
Shares:
  Weighted average number of
    common shares outstanding              17,828       17,784
  Less:  Treasury stock - weighted
    average                               (10,126)      (7,946)
                                         ---------    ---------
  Weighted average number of common
    and common equivalent shares
    outstanding                             7,702        9,838
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares:
      From continuing operations         $   0.38     $  (0.27)
      From discontinued operations          (0.42)       (0.07)
                                         ---------    ---------
        Net loss                         $  (0.04)    $  (0.34)
                                         =========    =========





                              33